Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

OSTK - Q3 2010 Overstock.com Inc Earnings Conference Call

Event Date/Time: Nov 03, 2010 / 07:00PM  GMT

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Nov 03, 2010 / 07:00PM  GMT, OSTK - Q3 2010 Overstock.com Inc Earnings Conference Call

CORPORATE PARTICIPANTS

Jonathan Johnson

Overstock.com Inc. - President

Stephen Chesnut

Overstock.com Inc. - SVP, Finance and Risk Management

CONFERENCE CALL PARTICIPANTS

Stephen Gregory

Morgan Stanley - Analyst

John Petrides

Advisor Capital Management - Analyst

Latisha Bechot-Bekiu

Ashna Partners - Analyst

Nat Schindler

Bank of America/Merrill Lynch - Analyst

Glen Rollins

Private Investor

PRESENTATION

Operator

Good afternoon. My name is Chanelle, and I will be your conference operator today. At this time I would like to welcome everyone to the Overstock.com earnings conference call. (Operator Instructions)

Thank you. I would now like to turn the call over to Jonathan Johnson, President of Overstock.com. Please go ahead, sir.

Jonathan Johnson  - Overstock.com Inc. - President

Thank you. Good afternoon and welcome to our third-quarter 2010 conference call. Joining me today is Stephen Chesnut, Senior Vice President of Finance and Risk Management. Patrick Byrne is not with us today. He came in this morning and took ill and is unable to be on the call and he apologizes. So Steve and I will go forward without him.

Let me begin with some of the legal forward-looking statement language. The following discussion and our responses to your questions only reflect management’s views as of today, November 3, 2010, and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in the Q3 2010 Form 10-K we filed with the SEC last Friday on October 29, 2010.

You have all had a few days to review our Form 10-Q. As you listen to the call, I encourage you to have the document in front of you since our financial results and detailed commentary are included in it, and it includes much of the discussion that will follow.

During the call we will discuss certain non-GAAP financial measures. The slides accompanying this website in our filings with the SEC is posted on our Investor Relations website, containing additional disclosures regarding these non-GAAP measures, including reconciliations of these measures to the most comparable GAAP measures.

With that, let me turn the call over to Steve to review some financial results before we go over the slides.

Stephen Chesnut  - Overstock.com Inc. - SVP, Finance and Risk Management

Great. Thank you, Jonathan. Let me give you a brief review of the financial results for the third quarter which ended on September 30. During this discussion, unless otherwise stated, all comparisons in our call today will be against the results from third quarter of 2009.

The first item I would like to highlight is revenue which grew at 27% to $245 million in the quarter. We experienced growth in all major categories in both the Direct and the Fulfillment Partner business. We believe that our focus on pricing and marketing initiatives was a key driver of revenue growth.

Around gross profit, it increased 11% to $41 million, while gross margin declined 240 basis points to 16.9%. While our revenue growth benefited from our overall lower prices, our gross margin is lower than last year, largely as a result of pricing initiatives that we have implemented.

Our net loss was $3.5 million for the quarter, which is $0.15 a share. Year-to-date our net loss is $1.1 million or $0.05 a share. This compares to $0.05 and $0.22 per share loss for the same period last year.

During the quarter we also retired $16.1 million of our long-term debt. To do this, we used nearly [$15] million from a sale leaseback transaction that was closed during the quarter with US Bank, and we now have $34.4 million of senior notes outstanding. Like Jonathan said, I would encourage you to review our Q3 Form 10-Q for a detailed and thorough analysis of the results.

So with the brief financial highlights, Jonathan, let me turn the call back to you.

Jonathan Johnson  - Overstock.com Inc. - President

Thanks, Steve. What I would like to do is walk through the slides that are posted on our Investor Relations website, and we will start on slide three. As Steve mentioned, our revenue was $245.4 million, and it was up 27% over last year. Gross profit dollars were also up. We had 11% growth over last year there. Gross margins were just under 17%, and our contribution dollars group slightly versus last quarter at $25.8 million. And you can see our contribution margin was 10.5%, down from last year and frankly down from where we would like to have it. Our target, as we have mentioned before, remains to have it in kind of the 12% range. But we did a bunch of things in the third quarter that we think were useful to our business as we acquired customers and got ready for the fourth quarter.

Our net loss year-to-date is just over $1 million. I think that is consistent with what we have said in the past. We view the first three quarters of the year as a time when we are trying to grow the business and run at breakeven. And losing $1 million is close to breakeven as I think we can get without it having to be zero.

If you turn to slide four, in the past we have talked about some important initiatives that we have been working on. This slide highlights just a few of those that rolled in Q3. The first is we have upgraded our Club O loyalty rewards program, and that happened in the third quarter. We think it’s a great offer. It is 5% of earned Club O dollars, which can be spent on the site and free shipping. And you will see that we’re marketing this on our home page, and it is something that we would like to grow. And we have had nice adoption in this new rollout during the third quarter.

We also have released and are now issuing a MasterCard, an Overstock.com MasterCard, in conjunction with First National Bank of Omaha. They have been a great partner in getting this branded credit card out. We think there are some nice rewards on this, too. If you use it in conjunction with Club O, instead of getting 5% rewards earned on the Overstock site, you earn 8%. So there is an additional 3%. You also earned 1% on purchases that you make off the Overstock site, somewhere else in the Overstock site in these Club O dollars. So we think it is a nice program, and we are trying to roll it out.

Stephen?

Stephen Chesnut  - Overstock.com Inc. - SVP, Finance and Risk Management

Yes, I think it is a great loyalty plan. It builds a nice loyalty foundation for the business.

Jonathan Johnson  - Overstock.com Inc. - President

So you will see us marketing that as well. We launched Eziba. Eziba.com is our private sale website. It’s a nice business, and frankly, it started up a little bit faster than we thought it would as we ramped up getting members. We have been marketing it to our current Overstock customer base, and the goal for Eziba is to get as many customers as we can there because they are the only ones who get invitations to the private sale. But we think this is a nice start to what could be a neat business for us.

And then, as Steve mentioned, we entered into the sale leaseback agreement with US Bank, and that helped us retire about just over $15 million of our senior notes.

If you turn to slide five, you will see our quarterly revenue growth. It is up 27% over last year, down a little bit over last quarter, but we are still growing.

Steve, anything you can add?

Stephen Chesnut  - Overstock.com Inc. - SVP, Finance and Risk Management

Yes. So we mentioned that sales had softened a little bit in September, but feel very good about where the growth of the business is.

Jonathan Johnson  - Overstock.com Inc. - President

Yes, and I would just comment, I know we said in the Q that sales had softened. We are still growing. Sales have not softened to a place where we are not growing. We are still growing. We are just not growing at the rate we had earlier.

Slide six shows our quarterly gross profit growth. You will see that it’s up 11% over last year’s third quarter, and it is basically flat with where we were in the second quarter.

Looking at slide seven, you can see our gross margin in contribution. And as I mentioned earlier, our gross margin has ticked down at 10.5%. It is largely due to some pricing initiatives we have taken and acquiring customers during the third quarter. We think the third quarter is an important time to acquire customers before the holiday rush. So that is where it is. Our goal is to get it up and run where we said we would like to run it in the past.

Slide eight shows our quarterly contribution dollars. A little bit of growth over last year at just over $25 million.

Slide nine is a new slide that we have added, and I think it is interesting. It shows a quarterly contribution comparison with Amazon. So it would be the light colored line on this slide is Overstock’s contribution margin, and the darker line is Amazon’s. And you can see we have kind of been above it, been below it, but been fairly close to Amazon’s contribution margin over the last 11 quarters. We are just a little below it now, and we are working to get it back up.

Slide 10 shows cash flow from operations on a trailing 12-month basis. It continues to be positive, almost $35 million for the quarter.

Steve, anything you can add on this one?

Stephen Chesnut  - Overstock.com Inc. - SVP, Finance and Risk Management

The good news is this chart used to have a big red mark. We were now over the last really almost three years we were in the positive cash generation page.

If you want to turn to page 11, which is around inventory turns, again had a 5.5 for the business, slightly better than where we were in Q3 last year. On a total business basis, doing 28 turns. A nice position. We have built inventories coming into the third quarter in anticipation of having a nice fourth quarter. So we feel real good with where our inventory is and where we are positioned from an inventory basis to jump into the fourth quarter.

Page 12 is the GMROI chart. Again, 590% is a nice GMROI for this business, up over where we were in Q3 last year. Again, I think this continues to speak to the real solid partner business that we have that allows us to leverage GMROI for the business.

Jonathan Johnson  - Overstock.com Inc. - President

Part of why the GMROI ticks down in the third quarter is we are building up inventory for the fourth quarter, and we like our inventory position now. We think we have got good inventory in our warehouses, and that has been building up steadily over the third quarter.

If you look at slide 13, you will see our customer service net promoter score. This slide has changed a little bit from what we used to show. We used to show both this red line which shows here, which is the net promoter score that we received from customers that actually contact us. It continues to improve, and it has reached a very nice level. You can see four years ago we were just above the average company for customers when they called us. And now we have ticked up close to the superstar range.

The line that we took off this slide was the companywide customer service score. So for all — the MPS scores. So it was for all customers whether they contacted us or not. We have changed some of the questions we have asked there, and so the data has gotten a little fuzzy there. It is still high, and it is still in that all-star level. But because this red line is the line that we control, we think this is the one to monitor, and this is the one we will keep showing.

We have added some new slides to the presentation here. They have always been available on our website, but we felt we would go over them in these calls as well. So starting on slide 14, you will see our unique customers. That continues to grow. It continues to be a focus of ours. It was particularly a focus to grow customers in the third quarter, and you will see when you turn to slide 15 that we have added almost 800,000 customers in the third quarter.

Slide 16 shows our customer orders. You can see we have had 20% growth in customer orders year over year during the third quarter. And looking at slide 17 at the average order size on our orders has picked up from $114 to $122. We are pleased with that, and I think it reflects the kind of customer that we have and the products that we are carrying for them.

Looking at slide 18, you can see that the gross profit per transaction went down year over year. That is a function mostly of our gross margins going down.

And then looking at slide 19, you can see our customer costs per acquisition and marketing efficiency.

Steve, do you have anything you want to comment on this slide?

Stephen Chesnut  - Overstock.com Inc. - SVP, Finance and Risk Management

Yes, I think I mean this 6.4, 6.3 that we have run over the last couple of years is a nice place to be, especially as we think about the third quarter of acquiring customers in the third quarter. So I think we know if we acquired the customer in the third quarter, they would play well in the fourth quarter. So we feel good with where the marketing spend was going through the third quarter.

Jonathan Johnson  - Overstock.com Inc. - President

And then slide 20 shows our corporate employee growth. You can see we are up to almost 850 employees. The growth continues to be in our IT group. We are looking for more developers. You’ll see on our home page on our site we have got a module that is dedicated to hiring developers, and we are paying a bounty for those that are referring us good developers.

They are key to our business. We have got projects we want them to work on, so we are looking to hire developers. So shareholders, if you have got any friends that our Java developers, send them our way and earn the bounty.

So that goes through the slides, and I think we are ready to take questions if there are any.

QUESTION AND ANSWER

Operator

(Operator Instructions). Scott Devitt, Morgan Stanley.

Stephen Gregory  - Morgan Stanley - Analyst

It is actually [Stephen Gregory at Mandalay Research]. A couple of questions. About two months ago, in the Wall Street Journal, there was an article written about how e-commerce is going to revolutionize the way companies do business, especially in 2011. Can you provide some color on the call today to what is your e-commerce vision going forward, and how do you plan to get there?

Jonathan Johnson  - Overstock.com Inc. - President

Well, we think we fit nicely in how e-commerce has transformed business. We are one of the few pure-play — e-commerce pure plays that cross multiple categories. We think what we have done in building to what has become a trailing 12-month $1 billion business has revolutionized, and we are going to continue to grow and look for ways to please our customers.

Stephen Chesnut  - Overstock.com Inc. - SVP, Finance and Risk Management

Yes, and I think the other thing is the e-commerce space relative to the brick-and-mortar space, clearly the consumer likes the convenience of being able to shop anytime, anywhere that they are. And so we continue to see from a market perspective that the e-commerce Internet space is going to be a nice market segment to continue to be in for the foreseeable future.

Stephen Gregory  - Morgan Stanley - Analyst

What are you guys doing to drive more people to your site? I mean do you do more pay per click advertising? What is — how are you going out there and going after a very limited customer base? How are you driving customers to your site and making sure they have a great experience?

Jonathan Johnson  - Overstock.com Inc. - President

Well, we are marketing many ways. We have used pay per clicks in the past. Frankly, they are not as efficient as they used to be as less sophisticated retailers have got into the e-commerce space. We are always analyzing the marketing channels we are using and deciding which are most efficient on a spend percentage in generating revenue.

So we monitor that constantly. In the past affiliates have been a great way to market. Then it is still a way we market, but it is not as lucrative as it has been in the past. We continue to monitor that.

On making it a great customer experience for our customers, I think folks will notice some of the changes that we have made in our website over the last year and even over the last quarter. I think it is much cleaner. It is much easier to use and navigate. One of the things that we did this past quarter is roll something that we called Project Stretch, which has the website optimized to the screen of the individual user. Some users have bigger screens or smaller screens than others, and our site now naturally automatically adjusts to fill the screen. So there is not white space or as much hidden content.

On top of that, Steve, we always try and provide the finest customer service around. And each of the past two years, the National Retail Federation and AMEX have conducted a survey that have ranked us number two in customer service among all retailers, brick-and-mortar and e-commerce.

And we try and solve our problems for our customers when they have them and do justice by them, and I think that has been one nice thing.

Steve, what would you add?

Stephen Chesnut  - Overstock.com Inc. - SVP, Finance and Risk Management

Yes, I think you talked briefly about some things that we have rolled this quarter around Club O cobranded credit card. Anytime when we can develop an affinity with that customer, that gives them another reason to come back to the Overstock side.

Stephen Gregory  - Morgan Stanley - Analyst

Yes, that may be very true. I guess to expand on my question, what I meant as part of the question is, on your left side, you have links with Facebook and Twitter. How are you utilizing social media now to go out there and get more fans of your site? And you kind of spread the message, which is a very high margin environment bearing low-cost marketing type of opportunity to where you can actually really optimize your benefits?

Jonathan Johnson  - Overstock.com Inc. - President

We definitely are using these community sites. We’ve got a great Facebook page and have lots of friends on Facebook, lots of followers. We are involved in Twitter. We use those to promote products, to provide customer service. We found that doing things in the social Internet community has been a good way for us to reach and touch our customer.

Stephen Gregory  - Morgan Stanley - Analyst

That’s all true. And one thing I just recently gotten an iPhone. Do you guys have new apps for the iPhone or the Android that we can actually download to order products and go through your website if we are doing things remotely?

Jonathan Johnson  - Overstock.com Inc. - President

We do, Steve. We have got one for both the iPhone and the Android. So reach out to us and shop all the ways you can, on the website and on your new iPhone.

Stephen Gregory  - Morgan Stanley - Analyst

And final question on expanding on the mobile thing, are you guys tracking — figuring out how to track sales from people who download the app and go through the app, or do you guys break out those numbers?

Jonathan Johnson  - Overstock.com Inc. - President

We break them out internally. They are still not at a level where we think it is appropriate to break them out externally, but we do track and monitor that.

Operator

[Michael Young, Mirage Capital]. John Petrides, Advisor Capital Management.

John Petrides  - Advisor Capital Management - Analyst

I have a couple of questions and then a comment. I was wondering if you could talk about, what is the growth strategy of this Company for the next three years or so? If could you break it down? I mean I know your revenue, you have guided for you want to grow 10% above the e-commerce industry. Can you give us some guidance on what normalized GAAP gross margins would be?

And then where can you grow or how could you get — what is your earnings per share growth target? Because you guys have been public now for nine years, and you only have one year of profitability. So it is hard to gauge. We have been shareholders for a long time, and it is hard to gauge where you are going forward.

Jonathan Johnson  - Overstock.com Inc. - President

Well, let me give a few comments. Our growth strategy over the nine years has changed. Early on our goal was to grow the top line as much as we could with the goal of breaking even on the bottom line, which you always defined as kind of plus or minus 1%.

More recently I think that has changed, and our goal now is to grow as much as we can on the top line, breaking even for the first three quarters of the year and then becoming profitable, making money in the fourth quarter. But focusing on definitely making money at that kind of stretcher while growing as much as we can. But it has changed from a grow as much as we can and breakeven to a grow as much as we can, breakeven for the first third quarters, and make money in the fourth quarter.

Stephen Chesnut  - Overstock.com Inc. - SVP, Finance and Risk Management

And I think the other thing is, we have talked about contribution margin of 12%, which is kind of the mix between gross margin and marketing spend. And I don’t think we will give any straight guidance on gross margin, but the target is to be out there at about 12% contribution margin.

John Petrides  - Advisor Capital Management - Analyst

And what about from an earnings growth standpoint? I mean obviously you guys — the business model is there to generate a lot of cash and to generate a lot of earnings growth just from the fixed cost structure. But can you give us some targets on where you see — what is the earnings growth capability of this Company?

Jonathan Johnson  - Overstock.com Inc. - President

That is not one we are giving guidance on right now. The goal is to continue to grow — under the rubric of being profitable, and that is how we are going to operate.

John Petrides  - Advisor Capital Management - Analyst

Okay, and then I just have a general comment. I wish that the CEO was on the call. Basically we have a big problem with the nonconformist attitude that the management takes towards the Street. Because I think it hurts overall shareholder value than anything. I know that there has been a reluctance to embrace the Street over the years by management. But what happens is you only have four analysts out there that provide, that publish on, or that cover Overstock. And what that leaves us for growth targets just by a handful of people. And if management does not provide longer-term growth targets, you are sort of at the subject of whatever these four analysts that are out there. And also what that does is, by not conforming or at least embracing the Street more, it allows for rogue financial bloggers out there to write ridiculous comments or speculative comments on the Company. And that impacts the value of the stocks because there is no embracing of management.

I mean I don’t know any other company that publishes their results on a Friday and then waits three or four full business days before addressing shareholders. I mean that is just an unacceptable strategy to offer up transparency and communication to shareholders. And if you are saying you don’t provide earnings-per-share guidance, I mean how do we think about — there is just lack of visibility or clarity from management to the overall Street?

Jonathan Johnson  - Overstock.com Inc. - President

John, the point is taken and understood. We have never provided earnings-per-share guidance. I don’t think that is going to change. As far as when we publish information and hold calls, we have done that a variety of ways, from holding calls the same day to this time holding them three days after.

We are focused on running and managing the business. We will continue to communicate and disclose to our shareholders what we know and what we are required to. And like you, I don’t like rogue financial bloggers out there, but I think they will always be around Overstock.

John Petrides  - Advisor Capital Management - Analyst

Yes, but doing things like waiting three or four days and not having a consistent earnings call a day allows for things like that. It allows for Wall Street analysts not to be interested in the Company. I mean there is an impression out there that management is against the Street. And what that does is it allows for 15% move in the value of a Company in one day because there is no guidance and there is no target. So you have three or four people out there that are posting on First Call consensus doing the best that they can, and when you guys come above or below, it allows for these wild swings. I mean your December quarter is for — is guidance right now or the Street is consensus is $372 million on the top line with an earnings of $0.48 per share. Is that an achievable target? I mean what probability would you put on those numbers being hit in one quarter?

Jonathan Johnson  - Overstock.com Inc. - President

You know, that is news to me. We don’t spend a lot of time looking at what the analysts are saying. We are trying to run the business —

John Petrides  - Advisor Capital Management - Analyst

That is the problem. I’m not saying that — I’m not saying — that is the problem that I have. I’m not saying that you need to run your business around what someone is penciling into an Excel spreadsheet. What I’m saying is, if the Street does not have communication from you guys, they are going to make assumptions on their own, and you don’t provide any guidance for them to wrap their head around things. So it allows for 15% and 20% moves on the value of the Company plus or minus. I don’t know how you are ever going to generate any kind of shareholder base with that type of communication. That is just my point. That is my comment.

Jonathan Johnson  - Overstock.com Inc. - President

Okay, John. Well, thank you. Noted.

John Petrides  - Advisor Capital Management - Analyst

And if you could pass it along to — (multiple speakers)

Jonathan Johnson  - Overstock.com Inc. - President

To Patrick, absolutely, absolutely.

Operator

(Operator Instructions). [Latisha Bechot-Bekiu, Ashna Partners].

Latisha Bechot-Bekiu  - Ashna Partners - Analyst

Just back on the last comment that was just made, things like SG&A and CapEx may be things you would want to communicate on in the future, even if there is no earnings growth target in the sense that you have been very helpful in helping us understand how you think about citing this SG&A, and then it is for analysts to figure out what operational leverage and what flavor it will come and what kind of earnings growth it can generate. But I guess things like CapEx and SG&A, it’s true that one of the analysts had CapEx I think at $25 million next year, and that does not make sense.

So anyway, but I have a question on back to your point on acquiring customers and sort of repeat business from Q3 to Q4. Is there anything that you can share that would help us appreciate the decreases in investment you made this quarter in contribution margin — at the expense of contribution margin this quarter but in order to get Q4 customers? Is there any sort of (inaudible) or past historical data you could share that would really help us assess that?

Jonathan Johnson  - Overstock.com Inc. - President

Thanks for those questions. Steve, why don’t you first address CapEx? We have provided some guidance on it.

Stephen Chesnut  - Overstock.com Inc. - SVP, Finance and Risk Management

Yes, I think for 2010 I think we have said in the past, 2010 we spent a little bit more on capital because we were upgrading some of our EDW, some of our tech equipment infrastructure.

Going forward the target is to be somewhere around CapEx spend equal to depreciation so that we are in more of a — as we depreciate a dollar, we are investing a dollar back into the business. And that is the relative target that we are looking at going into the future. I know we have been kind of up-and-down years. Some years we had big investment and then came back the next year, and we are trying to smooth that out so that we have a much more predictable capital investment model going into the future.

So hopefully that provide you some clarity around what that investment cycle looks like.

Latisha Bechot-Bekiu  - Ashna Partners - Analyst

Yes, on CapEx I was clear. I just think it is helpful to remind people.

Jonathan Johnson  - Overstock.com Inc. - President

Thank you. And then on acquiring customers, as we have looked at the lifetime value of customers and when we have acquired them, we have determined that they are more valuable in this kind of third-quarter period. Those customers have a great lifetime — a better lifetime value than the ones that we acquire at different times in the year. So we have put a focus there. We would rather not comment on the lifetime value and the dollar amount or percentage over some of the other times of the year. This is a good time for us to be acquiring customers.

Operator

Nat Schindler, Bank of America/Merrill Lynch.

Nat Schindler  - Bank of America/Merrill Lynch - Analyst

I just wanted to try to get at something. I know this is going to be real challenging, but it would really help us to try to understand what the core growth of the business is. In this quarter you grew 27% on the top line. A lot of that was driven by direct revenue, which grew 47%, but with a fairly dramatic drop in the gross profit for that business as you have discussed.

Is there anyway you could try to guess how much — and you said earlier that growth was really driven by your pricing initiatives — but how much of that growth was driven by that drop in gross profit? If you had kept prices somewhat consistent, where would you have seen your gross profit go to? I think that would be — or sorry, where would you have seen your year-over-year growth go to? I would assume it is someplace lower than 27, but it is almost impossible for me to judge where.

And this is very important because we need to go forward. In the past you have set upwards of double e-commerce growth rates going forward. We need to be able to understand if that is an achievable goal.

And then I have actually another question on the cost side, but I would like to go into that one first.

Jonathan Johnson  - Overstock.com Inc. - President

That is a tough question to answer. I will say, as we have looked back at some of our pricing, that there were many areas where we were leading the market in pricing and probably going down a little lower than we should have.

So I’m not sure that it — had we not made some of these pricing initiatives, that growth would have been affected that much. That is just my personal thought, but what do you think?

Stephen Chesnut  - Overstock.com Inc. - SVP, Finance and Risk Management

No, I think that is right. I think the question is really good because, as we evaluate pricing initiatives, it is always best that lever up. Am I going to drive the top line growth versus can I maintain margins and bring it to the bottom line? And as we went through the quarter, we are constantly looking at that piece, and I think we learned as we came through the quarter there were places where we lead the market too much that we can come back and bring margins back up slightly.

Nat Schindler  - Bank of America/Merrill Lynch - Analyst

Okay. And I know you don’t like to give forward guidance on this, but where do you think margins — gross margins for the business should — and maybe you should break it down between Direct and the Partner business because your Partner business seems to have shown — well, it has come back from last year, but you said that was too high. But it has seen some stability in the high 18%, almost 19% range here.

On the Direct business, though, there does not seem to be that sort of — and I believe you probably have more control there, you don’t seem to have that sort of stability. Where do you think those should end up? What do you think is the right number for those margins long-term?

Jonathan Johnson  - Overstock.com Inc. - President

Just to kind of — part of the reason they are different is there is a little bit of a mix difference. And what we have in our direct inventory generally tends to have lower margins. And as we have said before, we are really agnostic about growing Direct versus the Partner business. What drives our decision is where we can get the best deals for the customers. So if we can get great product from a partner, that is what we do.

There are sometimes where we can only get the great deal by taking it into our own warehouses and having it be direct inventory. The product mix also is a factor into that. There are certain things that we take into our warehouses that just naturally have lower margins.

So a hard question to answer, and we are generally trying to manage not to the gross margin line but to the contribution line. Because for us I suppose we can have margins be higher and spend more on advertising. It all washes out to what contribution looks like. Are we going to have margins be less and have advertising be less? It all washes out to the contribution. So for us the focus is trying to get that contribution margin around the 12%, 13% area.

Steve, what would you add?

Stephen Chesnut  - Overstock.com Inc. - SVP, Finance and Risk Management

I think that is the perfect answer. Because, at the end of the day, pricing and marketing are all about driving attraction and conversion. So it is the balance between those two and trying to target a 12%-ish type contribution margin is just the target.

Nat Schindler  - Bank of America/Merrill Lynch - Analyst

Okay. So just saying what is the challenge for an investor here, is that while your gross margins ticked down pretty severely in the quarter, particularly on Partner — no, I mean on Direct — your marketing ticked up as a percentage. It did not tick down. So you did not sacrifice price and gross margin in order to drive revenue that would be — instead of having to spend it on marketing. You still spent it on marketing.

So that makes it very difficult for us because you’re actually looking at this, and you were quite a bit below 12% on contribution margin this quarter. And if you thinking that long-term your distribution margin can be 12% to 13%, how do we get confidence that it can be there? Particularly because I go back and I don’t — I think I see one quarter in your history where you had a contribution margin of 13% — maybe two that you had basically there. So I need — I’m trying to figure out where — how do I get to that 12% or higher?

Jonathan Johnson  - Overstock.com Inc. - President

And I got that. I will admit that this quarter contribution came in lower than we would have liked it to have come. So just to say, Jonathan, you say contribution should come in at 12%, and it came in at 10% and change. You know, that is tough. I agree. We did not hit the goal there. We’re focused — we remain focused on it. Part of the reason we did not hit the goal is we are acquiring customers in the third quarter that we think are going to be valuable in the current quarter and going forward.

Nat Schindler  - Bank of America/Merrill Lynch - Analyst

Okay. I mean I’m still unclear where you — I mean if you could just give me a little bit of understanding how much you are pulling back on those pricing initiatives so I can get some sense of what fourth-quarter gross margin will be, then I will have a lot more confidence on those contribution margins, if you could tell us that.

Stephen Chesnut  - Overstock.com Inc. - SVP, Finance and Risk Management

Well, as you know, we don’t give any forward guidance.

Nat Schindler  - Bank of America/Merrill Lynch - Analyst

I understand. Okay. Then, we will move on to another question.

So you had so much depreciation from your earlier overspending in CapEx that you have been able to just let your depreciation line run down. So on a GAAP basis, you see technology and G&A not growing — growing a lot less quickly than employees, which usually might be the main driver of that. You have got employees up 35% right now. You have got technology spend up only 13% year over year. When are we going to see that trying to equal out?

Stephen Chesnut  - Overstock.com Inc. - SVP, Finance and Risk Management

So that the expense structure is —?

Nat Schindler  - Bank of America/Merrill Lynch - Analyst

— is more employee-driven or equaling out with your addition of employees as opposed to non-cash depreciation.

Stephen Chesnut  - Overstock.com Inc. - SVP, Finance and Risk Management

Yes, I think we are starting to — I think we are hitting that point right now where depreciation is somewhat flat-lined so that going into 2011, headcount growth or the people growth will mirror more of the expense growth.

Nat Schindler  - Bank of America/Merrill Lynch - Analyst

So if I look at your employee growth number in here, I think — of 35% and it is going to be I move it out a couple of quarters — I don’t have exact numbers on here on your chart, but I can probably estimate it pretty quickly. Would that be then the growth rate of technology spend and likely G&A spend in 2011? So at least — I mean assuming you — even if you don’t add any particularly large amount of new — you have finished this hiring spree. Let’s say you have. I would get at least three quarters of it being much, much higher growth rate in those line items? Is that reasonable?

Stephen Chesnut  - Overstock.com Inc. - SVP, Finance and Risk Management

I think — I mean, again, the headcount growth, a lot is going to be focused around the technology side going into the future.

Nat Schindler  - Bank of America/Merrill Lynch - Analyst

Okay. Then I will go at this a different way. In the past you have given guidance on total spend in tech and G&A combined for the year. At one point I think it was $105 million. Then it ticked up a little bit. Where do you think those numbers are going to be for the year?

Stephen Chesnut  - Overstock.com Inc. - SVP, Finance and Risk Management

Yes, again, I think you have got all the data. I mean we are not — at this stage we will not give 2011 guidance on the exact pinpoint around the expense structure.

Nat Schindler  - Bank of America/Merrill Lynch - Analyst

I was actually talking 2010 on that, which would have been fourth quarter.

Stephen Chesnut  - Overstock.com Inc. - SVP, Finance and Risk Management

Okay.

Nat Schindler  - Bank of America/Merrill Lynch - Analyst

But just expense structure around those two lines. I mean is it fair to say that there is nothing other than the small linear growth that you use — from quarter to quarter that one would expect in those two lines?

Stephen Chesnut  - Overstock.com Inc. - SVP, Finance and Risk Management

Let me, let me — I think back in Q1 — I think you were the one who asked the question — and we had guided that it will come somewhere just south of $120 million-ish, and I think we are pretty consistent with what we said back in Q1.

Nat Schindler  - Bank of America/Merrill Lynch - Analyst

Okay. Somewhere just south of $120 million-ish and still pretty comfortable with that. And then you have — you are just touching on that point where the depreciation and your CapEx are going to be pretty much matching so you’re not going to have a substantial benefit from depreciation rolling off really anymore?

Jonathan Johnson  - Overstock.com Inc. - President

Yes, the big CapEx spend that we did back in 2005 have all rolled off. So I think figuring CapEx is roughly what is rolling off in depreciation is the right way to look at it it, is the way we look at it.

Nat Schindler  - Bank of America/Merrill Lynch - Analyst

Okay. And do you — could you — is there — you guys are really staking out, and this is kind of going on a different line — you guys are staking out a pretty good position in the houseware space, and it has become I think it’s roughly 50%, 55% of your revenue at this point.

Would you ever look to totally re-brand around that area where you have a real differentiated kind of position, or would you just maintain growing that as a percentage of your total and just use the others as when you see deals you will sell them to people?

Jonathan Johnson  - Overstock.com Inc. - President

I think we’re looking for when we see deals we sell them. We do think that is a nice piece of our business. We think there are other pieces of our business that with a little more sunshine and water could also do very well. So I don’t think we have the thought now of abandoning other parts and focusing on housewares. We do recognize it is a nice piece of our business, and we are focused on continuing to try and grow it. But we think there are other pieces of the business that can do better and that can grow as well.

Nat Schindler  - Bank of America/Merrill Lynch - Analyst

Okay. And also just finally, on the Eziba product or service, is that — have companies like rulala and gilt have been making it harder to get product and then, thus, you are matching their model. Or is it just simply you see an opportunity to monetize your customer base in a different way?

Jonathan Johnson  - Overstock.com Inc. - President

A little bit of both. And like you, I tend to call it Eziba, too, because that is what I would like it to be, but it is Eziba.

Nat Schindler  - Bank of America/Merrill Lynch - Analyst

Eziba. Sorry, I missed it. I actually just joined. So —

Jonathan Johnson  - Overstock.com Inc. - President

I have the same wish that I was in Eziba. But part of it is we think it’s a nice model, and it is pretty nice way to grow incrementally without a ton of costs. But there is some of what you said there. There are certain product that we find tough to get on the Overstock site that manufacturers or others are willing to sell to the Eziba site. So it allows us to branch out and get some brands that we have not been able to get before. So we do see it there as a way we are expanding the product offering.

Nat Schindler  - Bank of America/Merrill Lynch - Analyst

What are the fundamental gross margins in that business? I mean I know it could probably depend on category, but can you maintain a higher gross margin in these private sale businesses?

Stephen Chesnut  - Overstock.com Inc. - SVP, Finance and Risk Management

Well, first of all, we are very — we are at the infancy stage here —

Jonathan Johnson  - Overstock.com Inc. - President

Yes, it is really nascent, and that is hard to answer. And again, I think the focus there is on contribution. We are focused on maximizing that contribution dollar. It does have less advertising spend than the general Overstock site. So it also depends on — sometimes we get high-margin products; sometimes we are — it is not. It is low margin. So it is kind of all over, but it still such a small sample size, it is hard to answer that question.

Nat Schindler  - Bank of America/Merrill Lynch - Analyst

Okay. I totally understand. Well, thank you very much.

Operator

[Glen Rollins], private investor.

Glen Rollins Private Investor

First, I just wanted to say that I think leadership’s willingness to be unconventional while thinking like owners is a big advantage in the long run.

My question is I can foresee a time in the near future when you are going to be generating excess cash, and you’re paying down the debt and hiring developers. But as you — should you generate more cash that you can hire developers and pay down debt, how are you going to think about the cash that you generate and how to deploy it or what to do with it?

Jonathan Johnson  - Overstock.com Inc. - President

Well, that is a good question. We have thought about it a little bit. It is more of a new thought than it has been over the past nine or 10 years. Right now we have got so many projects that we would like to work on and bring developers in that we think growing internally is likely to be the best way to use excess cash. But as we — as that rolls in and if our minds are less fecund than we think they are, we will have to look for other ways to generate it, or to spend it, use it.

Glen Rollins Private Investor

Okay. But if you’re doing those — if you are deploying it well, it just creates more cash. So that decision is coming.

And then lastly, I wanted to ask if you would update us on the broker-dealer lawsuit?

Jonathan Johnson  - Overstock.com Inc. - President

Sure. The broker-dealer lawsuit goes forward. The trial date is still scheduled for September 12 of next year. We are 10-ish months away. We are pretty involved in discovery right now. A lot of depositions have been taken over the last six to eight weeks. I will admit that I spent two days getting deposed by lots of lawyers from the broker-dealers. But we are pleased with how that case is progressing and are eager for September 12 to arrive.

Operator

Latisha Bechot-Bekiu, Ashna Partners.

Latisha Bechot-Bekiu  - Ashna Partners - Analyst

The question was asked already. It was the last one on cash usage and how you were thinking about paying down debt or maybe initiating at some point a small dividend that you answered. Thank you.

Jonathan Johnson  - Overstock.com Inc. - President

Great. Thanks. Well, thank you all for joining the call. Again, I know Patrick apologizes for not being on the call, but know that we are focused on the fourth quarter. This is our busy and fun time of year. So we are going to get back at it, and we will chat with you after the first of the year.

Thank you.

Operator

This concludes today’s conference call. You may now disconnect.

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